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                                                                    EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT

The Board of Directors
Vistana, Inc. and Combined Affiliates:

  We consent to the use of our report dated January 24, 1997 on the combined financial statements of Vistana, Inc. and Combined Affiliates as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 in the prospectus of Vistana, Inc. and to the reference to our firm under the headings "Selected Combined Historical Financial Information" and "Experts" in the prospectus.

                                        /s/ KPMG Peat Marwick LLP

Orlando, Florida

February 10, 1997